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PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
SUMMARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1997 AND 1996
(in thousands except per share amounts)
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                                               Three Months Ended             Year Ended
                                          ------------------------------------------------------
                                          December 31,  December 31,  December 31,  December 31,
                                             1997          1996           1997         1996
                                          ------------------------------------------------------
                                          (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
REVENUES                                    $  62,043    $  53,935     $ 229,352     $ 197,474
COST OF SERVICES                               19,283       13,710        63,974        55,601

                                            ---------    ---------     ---------     ---------
GROSS PROFIT                                   42,760       40,225       165,378       141,873
                                            ---------    ---------     ---------     ---------

OPERATING EXPENSES:
  Selling, general and administrative          22,588       30,658       101,308       108,603
  Depreciation and amortization                 5,196        4,237        17,971        14,184
  Restructuring and other special charges        --           --          73,597        11,030
  Accrued settlement cost                        --           --           1,500         1,250

                                            ---------    ---------     ---------     ---------
    Total operating expenses                   27,784       34,895       194,376       135,067
                                            ---------    ---------     ---------     ---------

                                            ---------    ---------     ---------     ---------
OPERATING INCOME (LOSS)                        14,976        5,330       (28,998)        6,806
                                            ---------    ---------     ---------     ---------

OTHER INCOME (EXPENSE):
  Interest, net                                    43         (182)          (15)       (1,690)
  Other, net                                      190         (229)          226          (286)

                                            ---------    ---------     ---------     ---------
    Total other income (expense)                  233         (411)          211        (1,976)
                                            ---------    ---------     ---------     ---------

NET INCOME (LOSS) BEFORE INCOME TAXES          15,209        4,919       (28,787)        4,830
PROVISION FOR (BENEFIT) FROM INCOME TAXES       5,855        3,953        (3,412)        1,372

                                            ---------    ---------     ---------     ---------
NET INCOME (LOSS)                           $   9,354    $     966     $ (25,375)    $   3,458
                                            =========    =========     =========     =========

BASIC NET INCOME (LOSS) PER SHARE           $    0.29    $    0.03     $   (0.78)    $    0.12
                                            =========    =========     =========     =========

DILUTED NET INCOME (LOSS) PER SHARE         $    0.25    $    0.03     $   (0.78)    $    0.11
                                            =========    =========     =========     =========
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